INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT made this 4th day of October, 2013, by and between, Charles Schwab Investment Management, Inc (“CSIM”), and BlackRock Investment Management, LLC (“Sub-Adviser”).

WHEREAS, Laudus Trust, a Massachusetts business trust (“Company”), is an open-end, management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”), consisting of several series, each having its own investment objective and policies; and

WHEREAS, Company has entered into an investment advisory agreement with CSIM pursuant to which CSIM acts as investment manager to Company (“Management Agreement”); and

WHEREAS, CSIM, acting with the approval of Company, wishes to retain Sub-Adviser to provide discretionary investment advisory services (“Services”) with respect to all or a portion of the series identified on Schedule A hereto, as may be amended from time to time, (each a “Fund”) that may be allocated by CSIM for management by the Sub-Adviser from time to time, together with all income earned on those assets and all realized and unrealized capital appreciation related to those assets (for each Fund, the “Managed Assets”), and Sub-Adviser is willing to render the Services.

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties agree as follows:

1. APPOINTMENT. CSIM appoints Sub-Adviser to provide the Services for the period and term set forth in this Investment Sub-Advisory Agreement (“Agreement”). Sub-Adviser accepts such appointment and agrees to render the Services as provided herein.

2. DUTIES OF SUB-ADVISER.

(a) Subject to supervision of the Company, the Board of Trustees (“Trustees”) and CSIM (collectively “Fund Parties”), Sub-Adviser shall be responsible for managing the investment and reinvestment of the Managed Assets and determine in its discretion, the securities and other property to be purchased or sold and the portion of the Managed Assets to be retained in cash, and shall not be responsible for providing investment advice to any other portion of a Fund. In performance of its duties and obligations under this Agreement, Sub-Adviser shall not consult with any other sub-adviser to a Fund concerning the Managed Assets, except to the extent permitted under the 1940 Act, or any rule, regulation or order thereunder. Sub-Adviser will provide Fund Parties with records concerning Sub-Adviser’s activities that Fund Parties are required to maintain, and regular reports as reasonably requested by CSIM concerning Sub-Adviser’s performance of the Services.

(b) Unless CSIM provides written instructions to the contrary, CSIM will review all proxy solicitation materials and will exercise any voting rights associated with securities comprising the Managed Assets pursuant to its proxy voting policy and guidelines and Sub-Adviser shall have no duty to vote any proxy associated with securities comprising the Managed Assets.

(c) Sub-Adviser will provide assistance solely in its capacity as sub-adviser to the Fund to Company, the Company’s distributor (“Distributor”) and CSIM (collectively “Schwab Parties”), as may be reasonably requested by such parties, in connection with the offering, sale and marketing of Fund shares. Such assistance will include, without limitation: (i) review of offering, marketing and sales materials; (ii) attendance and participation at internal and external conferences (including in-person, telephonic and video), conventions, road shows and other sales or educational meetings; and (iii) provision of discussion, analysis and commentary and market and performance data for filings with the Securities and Exchange Commission (“SEC”) and web and other medium based marketing and advertising Schwab parties may use the names, trade names, trademarks, service marks, artwork, designs, or other copyrighted materials of Sub-Adviser in connection with the offering, sale and marketing of Fund shares, subject to the written approval of Sub-Adviser, which will not be unreasonably withheld; provided that the Schwab parties acknowledge that such names, trade names, trademarks, service marks, artwork, designs, or other copyrighted materials of Sub-Adviser are the valuable property of the Sub-Adviser and its affiliates and, upon termination of this Agreement, the Schwab parties shall cease using such names, trade names, trademarks, service marks, artwork, designs, or other copyrighted materials of Sub-Adviser except to the extent necessary for regulatorily required disclosure or as otherwise agreed to in writing by Sub-Adviser.

(d) Upon request by CSIM or the Company, Sub-Adviser will provide reasonable assistance to CSIM in determining, in good faith, the fair value of any securities of the Managed Assets for which market quotations are not readily available in accordance with guidelines and procedures adopted by the Trustees, which have been previously provided to Sub-Adviser. In addition, Sub-Adviser will assist the Company’s pricing agent to the extent reasonably practicable with arranging for the provision of market values from at least two parties independent of Sub-Adviser (to the extent available) with respect to any securities of the Managed Assets for which the Company’s pricing agent does not obtain prices in the ordinary course of business from an automated pricing service. Notwithstanding this Section 2(d), the parties agree that Sub-Adviser shall not bear responsibility or liability for the determination or accuracy of the valuation of any portfolio securities and other assets of the Fund.

(e) Sub-Adviser will discharge the foregoing responsibilities solely with respect to the Managed Assets subject to the supervision of Fund Parties, and in compliance with the following: (i) such policies as Fund Parties may from time to time establish that have been previously provided to Sub-Adviser; (ii) Company’s Prospectus and Statement of Additional Information (“Prospectus and SAI”); (iii) Company’s Declaration of Trust and By-Laws; (iv) 1940 Act; (v) the Investment Advisers Act of 1940, as amended (“Advisers Act”); (vi) any exemptive or other relief granted by the SEC with respect to the Fund or available to be utilized by the Fund; (vii) Section 851(b)(2) and (3) of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”) and the provisions of Section 817(h) of the Code, in each case solely with respect to the Managed Assets and based on information provided by the Company’s administrator, custodian and other service providers; (viii) the Commodities and Exchange Act, as amended (“CEA”); and (ix) any other applicable laws. If a conflict in policies referenced herein occurs, the Prospectus and SAI will control.

(f) Sub-Adviser agrees to perform such duties at its own expense and to provide the office space, furnishings and equipment and the personnel required by it to perform the Services on the terms and for the compensation provided herein. Sub-Adviser will not, however, pay for any expenses of the Fund’s operations, including, without limitation, the cost of securities, commodities, and other investments (including brokerage commissions and other transaction charges, if any) purchased or sold for a Fund.

(g) Notwithstanding anything herein to the contrary, the Sub-Adviser shall have no power, authority, responsibility, or obligation hereunder to take any action with regard to any claim or potential claim in any bankruptcy proceedings, class action securities litigation, or other litigation or proceeding affecting the Managed Assets, including, without limitation, to file proof of claim or other documents related to such proceedings (the “Litigation”), or to investigate, initiate, supervise, or monitor the Litigation involving the Managed Assets, and CSIM acknowledges and agrees that no such power, authority, responsibility or obligation is delegated hereunder.

3. DUTIES OF CSIM. CSIM will continue to have responsibility for all services to be provided to a Fund pursuant to the Management Agreement and will oversee and review Sub-Adviser’s performance of the Services. CSIM will furnish to Sub-Adviser current and complete copies of the Declaration of Trust and By-laws of Company, current and complete copies of the Fund’s relevant policies and current and complete copies of the Prospectus and SAI as those documents may be amended from time to time Until CSIM delivers to the Sub-Adviser any amendments of such documents, the Sub-Adviser shall be entitled to rely on the most recent version of the documents previously provided to Sub-Adviser.

4. CUSTODY. Company will designate one or more custodians to hold the Managed Assets (“Custodian”) in the name of each Fund. Each custodian will be responsible for the custody, receipt and delivery of securities and other assets of a Fund including the Managed Assets, and Sub-Adviser will have no authority, responsibility or obligation with respect to the custody, receipt or delivery of securities or other assets of a Fund. In the event that any cash or securities of a Fund are delivered to Sub-Adviser, Sub-Adviser will promptly deliver the same to the Custodian for the benefit of and in the name of Fund. Sub-Adviser will provide to the Custodian and Fund Accountant on each business day, information relating to all transactions in the Managed Assets and will provide such information to Fund Parties upon request Sub-Adviser will make all reasonable efforts to notify Custodian and Fund Accountant of all orders to brokers for the Managed Assets by 9:00 am EST on the day following the trade date and will use reasonable efforts to affirm the trade to the Custodian and Fund Accountant before the close of business one business day after the trade date.

5. PORTFOLIO TRANSACTIONS.

(a) Sub-Adviser is authorized to select brokers or dealers that will execute the purchases and sales of portfolio securities and other property for a Fund in a manner that implements the policy with respect to brokerage set forth in the Prospectus and SAI, or as Fund Parties may direct from time to time, and in conformity with the federal securities laws.

(b) In effecting transactions for a Fund and selecting brokers or dealers, Sub-Adviser will use its best efforts to seek best execution on behalf of the Fund. In assessing the best execution for any transaction, Sub-Adviser will consider any factors that it deems relevant, including price paid for the security, commission paid for the transaction, clearance, settlement, reputation, financial strength and stability, efficiency of execution and error resolution, block trading and block positioning capabilities, willingness to execute related or unrelated difficult transactions and order of call.

(c) Consistent with any policies established by Fund Parties and in compliance with the Prospectus and SAI and 1940 Act, Sub-Adviser is authorized, in its discretion, to utilize the services of a broker or dealer that provides brokerage or research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) notwithstanding that commissions paid to such broker or dealer may be higher than the amount of commission another broker or dealer might have charged for effecting the transaction.

(d) In no instance will Sub-Adviser cause Managed Assets to be purchased from or sold to Distributor, CSIM, Sub-Adviser or any affiliated person of either Company, Distributor, CSIM, or Sub-Adviser (collectively “Related Parties”), except to the extent permitted by the 1940 Act or any exemptive or other relief granted by the SEC. Sub-Adviser will not execute any transactions with brokers or dealers that are Related Parties without the prior written approval of CSIM. CSIM agrees to provide to the Sub-Adviser in writing a true, correct and complete list of broker-dealers that are Related Parties (other than such broker-dealers affiliated with Sub-Adviser).

(e) Consistent with any policies established by Fund Parties, Sub-Adviser may aggregate orders for purchase or sale of Managed Assets with similar orders being made concurrently for other accounts managed by Sub-Adviser, if, in Sub-Adviser’s reasonable judgment, such aggregation will result in an overall economic benefit to Fund, taking into consideration the transaction price, brokerage commission and other expenses and such aggregation is made in a manner Sub-Adviser considers to be equitable and consistent with its fiduciary duties to the Fund and its other clients.

6. COMPENSATION OF SUB-ADVISER. For the Services provided and expenses assumed by Sub-Adviser under this Agreement, CSIM will pay to Sub-Adviser compensation at the rate specified in Schedule B, as may be amended from time to time. Such compensation will be paid at the times and on the terms set forth in Schedule B. All rights of compensation under this Agreement for Services performed as of the termination date will survive the termination of this Agreement. Except as otherwise prohibited by law or regulation, Sub-Adviser may, in its discretion, from time to time, waive in writing a portion of its compensation.

7. REPORTS.

(a) Sub-Adviser will provide written quarterly reports to Fund Parties regarding the Managed Assets in a format mutually agreeable to Sub-Adviser and CSIM. Sub-Adviser will make available to Fund Parties any economic, statistical and investment services that Sub-Adviser makes available to its other similar institutional clients.

(b) Sub-Adviser will promptly communicate to Fund Parties any information relating to transactions in the Managed Assets, as Fund Parties may reasonably request.

(c) Sub-Adviser will promptly notify Fund Parties of any financial or regulatory condition that is likely to materially impair the ability of Sub-Adviser to perform the Services. In addition, Sub-Adviser will promptly notify Fund Parties of any intended change in control of Sub-Adviser and of any intended change in portfolio or senior management, as far in advance of such change as reasonably practicable.

(d) Sub-Adviser will make its officers and employees available to meet with Fund Parties at such times and places as Fund Parties may reasonably request, including at quarterly and special meetings of the Trustees in San Francisco, California.

8. STATUS OF SUB-ADVISER and CSIM. Sub-Adviser is and will continue to be registered under the Advisers Act The Services of Sub-Adviser to Company for each Fund are not to be deemed exclusive, and Sub-Adviser and its affiliates are free to render similar services to others. Sub-Adviser is and will continue to be an independent contractor and, unless otherwise expressly provided or authorized, has no authority to act for or represent Company in any way or otherwise act as agent of Company; provided, that Sub-Adviser may establish and deal through accounts with one or more parties including, without limitation, securities brokers and dealers, futures commission merchants, banks and custodians that CSIM consents to in writing. CSIM is and will continue to be registered under the Advisers Act.

9. CODE OF ETHICS. Sub-Adviser will furnish to Fund Parties a current copy of its code of ethics that complies with the requirements of Rule 17j-l under the 1940 Act Upon the reasonable written request of CSIM, Sub-Adviser will permit Fund Parties to examine the reports made by Sub-Adviser pursuant to Rule l7j-1 and other records relevant to Sub-Adviser’s code of ethics solely to the extent such reports and other records are applicable to the Fund or material to the Sub-Adviser reputation and operations as an investment adviser. Sub-Adviser will provide an annual certification to Fund Parties certifying that there have been no material violations of Sub-Adviser’s code of ethics or, if such violations have occurred, that appropriate actions have been taken in response to such violations.

10. CERTAIN RECORDS

(a) Sub-Adviser will maintain all books and records with respect to transactions involving the Managed Assets required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 3la-1 under the 1940 Act. Sub-Adviser will provide to Fund Parties periodic and special reports, balance sheets, profitability analyses, financial information, and such other information with regard to Sub-Adviser’s affairs, as Fund Parties may reasonably request, including any information requested by Fund Parties to assist the Trustees in evaluating the terms of this Agreement and any renewal thereof under Section 15(c) of the 1940 Act.

(b) Sub-Adviser will keep the books and records relating to the Managed Assets required to be maintained by Sub-Adviser under this Agreement and will timely furnish to Fund Parties all information reasonably requested by CSIM relating to Sub-Adviser’s Services under this Agreement needed by Fund Parties to keep the other books and records of the Company required by Rule 31a-1 under the 1940 Act. Sub-Adviser will also furnish to Fund Parties any other information relating to the Managed Assets that must be filed by Company with the SEC or sent to shareholders under the 1940 Act, and any exemptive or other relief granted by the SEC. Sub-Adviser agrees that all records that it maintains on behalf of Company are property of Company and Sub-Adviser will surrender promptly to Company any of such records upon Fund Parties’ request; provided, however, Sub-Adviser may retain a copy of such records. In addition, Sub-Adviser will preserve for the periods prescribed by Rule 3la-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement.

11. LIMITATION OF LIABILITY OF SUB-ADVISER. Sub-Adviser and its affiliates will not be liable for any claims, liabilities, damages, costs (including reasonable attorney’s fees) or losses (collectively “claims”) arising out of this Agreement, except to the extent such claims arise out of: (a) Sub-Adviser’s negligence, bad faith or willful misfeasance; or (b) Sub-Adviser’s material breach of this Agreement. Nothing in this Section 11 will be deemed a waiver or limitation of any obligation or duty that may not by law be waived or limited.

12. INDEMNIFICATION.

(a) Sub-Adviser will indemnify and hold harmless Fund Parties, their affiliates and their respective employees, officers and directors from and against all claims arising out of this Agreement to the extent such claims arise out of: (i) Sub-Adviser’s negligence, bad faith or willful misfeasance; or (ii) Sub-Adviser’s material breach of this Agreement.

(b) CSIM will indemnify and hold harmless Sub-Adviser, its affiliates, and their respective employees, officers and directors from and against all claims arising out of this Agreement, except to the extent such claims arise out of: (i) Sub-Adviser’s negligence, bad faith or willful misfeasance; or (ii) Sub-Adviser’s material breach of this Agreement.

13. CONFIDENTIALITY. During the term of this Agreement, and for a period of five years thereafter, (i) the Sub-Adviser shall not itself, or assist anyone else to, directly or indirectly, disclose to any person or entity Confidential Information of CSIM, the Company or the Fund, now known or subsequently learned by the Sub-Adviser and (ii) CSIM, the Company and the Fund shall not themselves, or assist anyone else to, directly or indirectly, disclose to any person or entity Confidential Information of Sub-Adviser, now known or subsequently learned by CSIM, the Company or the Fund “Confidential Information” shall mean any information, whether written or oral, and materials furnished to or obtained by a party to this Agreement, which relates to the other party to this Agreement, and their respective affiliates, clients, customers, or vendors, including, without limitation, trade secrets, techniques, processes, procedures, plans, policies, business affairs, marketing activities, discoveries, hardware, software, screens, specifications, designs, drawings, data, information related to the Fund’s portfolio holdings and other information and materials, regardless of its form; provided, that Confidential Information shall not include information or materials (1) that is publicly known or becomes publicly known through no unauthorized act; (2) that is rightfully received from a third party without obligation of confidentiality; and (3) that is disclosed in the course of a regulatory examination or that is required to be disclosed pursuant to a requirement of a governmental or regulatory agency or law, so long as the non-disclosing party provides (to the extent permitted under applicable law) the disclosing party with prompt written notice of such requirement prior to any such disclosure.

14. PUBLICITY. During the term of this Agreement, Sub-Adviser will not make any media release or other public announcement relating to this Agreement without Schwab Parties’ prior written consent; provided however, that the Sub-Adviser may make mention of this Agreement in any required regulatory filing, earnings release or earnings call. Sub-Adviser will acquire no right to use, and will not use, without Schwab Parties’ prior written consent, the names, trade names, trademarks, service marks, artwork, designs, or copyrighted materials of Schwab Parties or their affiliates in any sales or advertising materials, press releases, client lists, presentations, or promotions; provided however, that the Sub-Adviser may make mention of this Agreement in any required regulatory filing, earnings release or earnings call.

15. DURATION AND TERMINATION

(a) This Agreement will become effective for each Fund upon its approval by the Trustees and by a vote of the majority of the outstanding voting securities of each Fund; provided, however, if CSIM obtains exemptive relief from the SEC permitting it to engage a Sub-Adviser without first obtaining approval of the Agreement from a majority of the outstanding voting securities of the Fund involved, the Agreement will become effective upon its approval by the Trustees, without approval by the shareholders. This Agreement will remain in effect until two years from date of each effectiveness, and thereafter, for periods of one year so long as such continuance thereafter is specifically approved at least annually (i) by the vote of a majority of those Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Trustees, or by the vote of a majority of the outstanding voting securities of the Fund; provided, however, that if the shareholders of a Fund fail to approve the Agreement as provided herein, Sub-Adviser may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act. The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” will be construed in a manner consistent with the 1940 Act.

(b) This Agreement may be terminated at any time, without cause and without payment of any penalty by: (i) vote of a majority of the Trustees; (ii) vote of a majority of the outstanding voting securities of a Fund on not more than 60 days’ written notice to the Sub-Adviser; or (iii) CSIM upon 90 days’ written notice to Sub-Adviser. In addition, this Agreement may be terminated, with cause, by CSIM at any time, without payment of any penalty, upon written notice to Sub-Adviser. As used herein, “with cause” means: (i) any material breach of the Agreement by Sub-Adviser; (ii) any material federal or state regulatory violation by Sub-Adviser; and (iii) any material financial impairment that in the reasonable judgment of CSIM impairs Sub-Adviser’s ability to perform the Services.

(c) This Agreement may not be terminated by the Sub-Adviser prior to October 4, 2015; provided however, that the Agreement may be terminated, with cause (as defined above), by Sub-Adviser during the initial term upon written notice to CSIM. Thereafter, this Agreement may be terminated by the Sub-Adviser at anytime, without cause and without payment of any penalty, upon 90 days’ written notice to CSIM.

(d) This Agreement will automatically and immediately terminate in the event of its assignment or in the event of the termination of the Management Agreement.

(e) Any termination of this Agreement in accordance with the terms hereof will not affect the obligations or liabilities accrued prior to termination. As used in this Section 15, the terms “assignment”, “interested persons,” and a “vote of a majority of the outstanding voting securities” will have the respective meanings set forth in the 1940 Act; subject to such exceptions and other relief as may be granted by the SEC.

16. NOTICE. All notices required or permitted hereunder will be deemed sufficient upon receipt if sent by: (a) hand; (b) registered or certified mail, postage prepaid; (c) overnight courier; or (d) facsimile transmission to the last address furnished by the other party to the party giving notice. At the outset, such notices will be delivered to the following addresses:

CSIM:	Charles Schwab Investment Management, Inc.
211 Main Street
San Francisco, CA 94105
Attention: Treasurer and Principal Financial Officer
Telephone: (415) 677-7400
Facsimile: (415) 667-8321

Sub-Adviser:	BlackRock Capital Management, LLC
55 East 52nd Street
New York, NY 10055
Attention: Thomas Skrobe
Telephone:
Facsimile:

With a copy to:	BlackRock Capital Management, LLC
400 Howard Street
San Francisco, CA 94105
Attention: Deborah Boyden
Telephone:
Facsimile:

17. [Reserved]

18. SEVERABILITY. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

19. GOVERNING LAW. This Agreement will be construed in accordance with the laws of the State of California and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of California, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter will control. Any legal action or proceeding arising out of this Agreement will be brought only in the courts of the State of California located in the City and County of San Francisco or in the United States District Court for the Northern District of California. Each party will submit to the jurisdiction of such courts and venue in such courts and will waive any claims that such courts lack jurisdiction or are inconvenient forums.

20. MISCELLANEOUS

(a) This Agreement constitutes the entire agreement and understanding between the parties relating to the Services. Any prior agreements, promises or representations not expressly set forth in this Agreement are of no force and effect No waiver or modification of this Agreement will be effective unless reduced to writing and signed by the party to be charged. No failure to exercise and no delay in exercising on the part of any party hereto of any right, remedy, power or privilege hereunder will operate as a waiver thereof.

(b) This Agreement is entered into on behalf of each Fund severally, and not jointly, with the express intention that the provisions contained herein will apply separately with respect to each Fund, as if contained in separate agreements.

(c) Except as set forth in Section 15, this Agreement binds and inures to the benefit of parties, their successors and assigns. This Agreement may be executed in more than one counterpart each of which will be deemed an original and both of which, taken together, will be deemed to constitute one and the same instrument.

(d) Company refers to Laudus Trust and its Trustees, as Trustees but not individually or personally, acting under the Declaration of Trust as may be amended and/or restated, currently the Third Amended and Restated Agreement and Declaration of Trust dated September 28, 2007. A copy of the Declaration of Trust of Company is on file with the Secretary of State of the State of Massachusetts. Notice is hereby given that the obligations of Company entered into in the name of or on behalf of Company by any of its Trustees, representatives or agents are made not individually, but in such Company capacities. Such obligations are not binding upon any of the Trustees, shareholders or representatives of Company personally, but bind only the assets of Company belonging to such Fund for the enforcement of any claims against Company.

(e) As used in this Agreement, any references to any laws (including, without limitation, the 1940 Act, Advisers Act, Code and CEA) incorporate the effects of: (i) any amendments to such laws; (ii) any rules or regulations promulgated under such laws; and (iii) any interpretations of such laws, rules or regulations by the applicable regulatory authorities.

NOW THEREFORE, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

Charles Schwab Investment Management, Inc.

By:	/s/ Marie Chandoha
Name:	Marie Chandoha
Title:	President & Chief Executive Officer

BlackRock Investment Management, LLC

By:	/s/ Robert Fairbairn
Name:	Robert Fairbairn
Title:	Senior Managing Director

SCHEDULE A

TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

AND

BlackRock Investment Management, LLC

FUND(S)

Laudus Growth Investors US Large Cap Growth Fund

Effective Date of this Schedule A: October 4, 2013

SCHEDULE B

TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

AND

BlackRock Investment Management, LLC

FEES

Fees will be accrued each day by applying to the net assets of the Managed Assets at the end of that day, the daily rate, using a 365-day year, equivalent to the applicable fee percentage set forth below (“Company Percentage”). Sub-Adviser represents and warrants that the Company Percentage now is and in the future will be equal to or less than the applicable fee percentage payable to Sub-Adviser under any other sub-advisory agreement to which Sub-Adviser and a party unaffiliated with BlackRock are parties pursuant to which Sub-Adviser provides similar investment sub-advisory services to retail portfolios of open-end investment companies registered under the 1940 Act for which Lawrence Kemp or a member of his team serves as lead portfolio manager and that have a similar investment objective and investment strategies (i.e holding substantially the same securities, which shall be deemed to constitute 90% or more of overlap between the two portfolios), and are of comparable size (measured at the time Sub-Adviser is retained pursuant to such sub-advisory agreement), to the Laudus Growth Investors US Large Cap Growth Fund (each a “Third Party Percentage”). If at any time, the Company Percentage is greater than any Third Party Percentage, the Company Percentage will be reduced to the lowest Third Party Percentage, including with respect to any sub-advisory agreement amended or entered into by Sub-Adviser after the effective date of this Schedule that meets the criteria set forth in the immediately preceding sentence. For the avoidance of doubt, the foregoing provisions do not apply to (x) any existing or future BlackRock sponsored mutual funds and insurance-dedicated mutual funds (or any subsequent combination thereof); (y) insurance company sponsored mutual funds or insurance dedicated mutual funds for which BlackRock serves as sub-adviser or investment solution provider and (z) BlackRock’s institutional or separately managed account businesses or any other business line of BlackRock not specifically contemplated herein. Fees will be paid within 30 days following the end of each calendar quarter.

COMPANY PERCENTAGE

For net assets equal to or less than $1.7 billion, the Company Percentage will be 25 Basis Points.

For net assets greater than $1.7 billion but less than or equal to $2.5 billion, the Company Percentage will be 21 Basis Points.

For net assets in excess of $2.5 billion, the Company Percentage will be 19 Basis Points.

Effective Date of this Schedule B: October 4, 2013

MUTUAL CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT

This Agreement is made effective as of this 11th day of December, 2012 (the “Effective Date”) by and between Blackrock Advisers, LLC, a Delaware limited liability company (“Company”), and Charles Schwab Investment Management, Inc., its parent and their respective affiliates, joint venturers, and subsidiaries, a Delaware corporation (“Schwab”).

RECITALS

WHEREAS, Company and Schwab are considering entering into a business arrangement (“Business Arrangement”), with respect to certain series of the Schwab Funds, Laudus and/or Schwab ETFs (each a “Fund”); and

WHEREAS, Company and Schwab each desires to review and discuss certain proprietary and confidential information of the other party in connection with their analysis of the proposed business arrangement (the “Analysis”); and

WHEREAS, Company and Schwab each desires that all of its confidential and proprietary information revealed to the other party be subject to the confidentiality and non-disclosure restrictions imposed by this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants set forth herein, the parties, intending to be legally bound, agree as follows:

1. Definition of Confidential Information. The term “Confidential Information” means any information that either party discloses, whether in writing, electronically or orally, to the other party, whether in tangible or intangible form. By way of example and not limitation, Confidential Information includes: (i) any information concerning a party’s, its agents’ or licensors’ technology, such as systems, source code, databases, hardware, software, programs, applications, engine protocols, routines, models, displays and manuals, including, without limitation, the selection, coordination, and arrangement of the contents thereof; and (ii) any information concerning a party’s, its agents’ or licensors’ financial or business plans or operations, such as research activities and plans, marketing or sales plans, pricing or pricing strategies, operational techniques, internal controls, compliance policies, methods of operation, security procedures, strategic plans, Customer and Employee Information (as defined below), and unpublished financial information, including information concerning revenues, profits and profit margins. In addition, Company will not use any Confidential Information concerning each Fund’s portfolio holdings, including, without limitation, the names of the portfolio holdings and the values thereof or other Schwab Confidential Information, for purposes of making any decision about whether to purchase or redeem shares of each Fund or to execute any other securities transaction. Company agrees that Schwab will have no obligation to specifically identify by any notice or other action any information to which the protection of this Agreement extends. Confidential Information of Company shall only be considered Confidential Information if it is marked “Confidential,” “Restricted,” “Proprietary” or other similar marking. In the event Confidential Information is orally or visually disclosed by Company, it shall also be covered by this Agreement if (a) at the time of disclosure, Company notifies Schwab of its confidential nature and (b) within ten (10) days after such disclosure, Company delivers to Schwab a written document or documents describing such Confidential Information, referencing the place and date of such disclosure and identifying the names of the employees or officers of the other party to whom such disclosure was made.

2. Restrictions on Use. The party providing Confidential Information in each case shall be called the “Disclosing Party” and the party receiving the Confidential Information shall be called the “Receiving Party”. The Receiving Party shall not use, without the prior written consent of the Disclosing Party, any portion of the Disclosing Party’s Confidential Information for any purpose other than the Analysis. Each party agrees that:

(a)	it will hold the Confidential Information of the other party in the strictest confidence;

Confidentiality Agreement	1	Schwab Confidential

(b)	it will exercise no less care with respect to the other party’s Confidential Information than the level of care exercised with respect to its own Confidential Information;

(c)	it will not, without the other party’s prior written consent, copy or disclose to any third party any portion thereof;

(d)	it will notify immediately the other party of any unauthorized disclosure or use, and will cooperate with the other to protect all proprietary rights in and ownership of its Confidential Information; and

(e)	it will restrict dissemination of the Confidential Information of the other party to only those persons within or related to its organization who are directly involved in the Analysis, and who are bound by terms substantially similar to the terms set forth herein.

3. Exceptions. The foregoing shall not prohibit or limit the Receiving Party’s use, disclosure, reproduction or dissemination of the Disclosing Party’s Confidential Information which:

(a)	is or becomes public domain information or material through no fault or breach on the part of the Receiving Party;

(b)	as demonstrated by the written records of the Receiving Party, was already lawfully known (without restriction on disclosure) to the Receiving Party prior to the information being disclosed to the Receiving Party by the Disclosing Party or any representative of the Disclosing Party;

(c)	has been or is hereafter rightfully furnished to the Receiving Party without restriction on disclosure by a third person lawfully in possession thereof;

(d)	has been independently developed, by or for the Receiving Party, without reference to the Confidential Information of the Disclosing Party; or

(e)	is required to be disclosed, but only to the extent required, by court order, or pursuant to applicable law, regulation or self-regulatory organization rules, provided that the Receiving Party notifies the Disclosing Party so that the Disclosing Party may have a reasonable opportunity to obtain a protective order or other form of protection against disclosure. Notwithstanding any such compelled disclosure by the Receiving Party, such compelled disclosure will not otherwise affect the Receiving Party’s obligations hereunder with respect to Confidential Information, including Customer and Employee Information, so disclosed.

It shall be presumed that any Confidential Information in the possession of the Receiving Party that has been disclosed to it by the Disclosing Party or any representative of the Disclosing Party is not within any of the exceptions above, and the burden is on the Receiving Party to prove otherwise by records and documentation.

4. Engagement of Services. In the event that work is performed by Company for Schwab for compensation, and without the execution of a formal professional services agreement by and between Company and Schwab, the provisions of this Section 4 shall apply. Schwab shall own and, to the extent permissible under applicable law, Company hereby assigns to Schwab all proprietary rights in any and all inventions conceived or reduced to practice by Company for Schwab, and in any and all other works of authorship fixed in a tangible means of expression by Company for Schwab. If requested by Schwab, Company will sign documents and otherwise assist Schwab, at Schwab’s cost, in perfecting such ownership and obtaining patents and registering copyrights. If Schwab requires assistance for more than a nominal amount of Company’s time, Schwab will compensate Company for that time at Company’s then current consulting rates, provided that they are commercially reasonable. If implementing any recommendation made to Schwab for compensation or if making, using, selling, copying or distributing any deliverable provided to Schwab for compensation would infringe any patent or copyright owned or controlled by Company, Schwab will have a permanent, assignable, worldwide, nonexclusive, royalty-free license (with the right to sublicense) under all such patents and copyrights to do all things necessary to implement all such recommendations, to make, use, sell, copy and distribute all such deliverables and copies of all such deliverables, to create works of authorship derived from such deliverables, and to use, copy and distribute any such derivative works.

Confidentiality Agreement	2	Charles Schwab & Co., Inc.

5. No License. Except as provided in Section 4, this Agreement shall not be construed as granting or conferring any rights to either party by license or otherwise, expressly or implicitly, to Confidential Information, Customer and Employee Information, or any invention, discovery or improvement made, conceived or acquired prior to or after the Effective Date.

6. Termination. Each party agrees that, upon termination of the Analysis, or at any time upon the request of the other party to this Agreement, it will promptly:

(a)	return or destroy, at the option of the requesting party, all originals and copies of all documents and materials it has received from the requesting party containing Confidential Information;

(b)	deliver or destroy, at the option of the requesting party, all originals and copies of all summaries, records, descriptions, modifications, negatives, drawings, adoptions and other documents or materials, whether in writing or in machine-readable form, prepared by it or prepared under its direction or at its request from the documents and materials referred to in subparagraph (a); and

(c)	provide a notarized written statement to the requesting party certifying that all documents and materials referred to in subparagraphs (a) and (b) have been delivered to the requesting party or destroyed, as requested by the requesting party.

7. Equitable Relief. Each party agrees and acknowledges that any breach of this Agreement would cause the other party irreparable harm for which monetary damages would be inadequate. Accordingly, either party will be entitled to seek injunctive or other equitable relief to remedy any threatened or actual breach of this Agreement by the other party, as well as monetary damages.

8. No Commitment. Nothing contained in this Agreement shall constitute a commitment by either party to the development or release of any future products and or programs, and, provided the provisions of this Agreement are strictly observed, nothing in this Agreement shall restrict a party in its efforts to improve its existing products and systems and/or to conceive and develop new products and systems. Additionally, this Agreement does not constitute or imply commitment by either party to favor or recommend any product or service of the other party.

9. Term and Termination. This Agreement will continue in effect until either party provides written notice of termination to the other party. In the event of termination of this Agreement, the parties shall continue to hold the Confidential Information in strict confidence as set forth herein for ten (10) years from the date of termination, except with regard to (i) any Customer and Employee Information (defined below) which shall be held in strict confidence in perpetuity or (ii) trade secrets of Schwab, which shall be held in confidence for as long as such information remains a trade secret.

10. Definition of Customer and Employee Information. As between Schwab and Company, Customer and Employee Information (as defined below) is and will remain the sole and exclusive property of Schwab and, as applicable, its third party institutional investment advisors (“Investment Advisors”) and third party plan administrators (“Plan Administrators”). “Customer and Employee Information” means all disclosed data information however collected or received, including without limitation, through “cookies,” Web bugs or non-electronic means pertaining to or identifiable to Schwab’s customer(s) or prospective customer(s), Investment Advisors, and Plan Administrators or to any employees of Schwab or its affiliates (collectively, “Schwab Customers and Employees”), including without limitation, (i) name, address, email address, passwords, personal financial information, personal preferences; demographic data; marketing data; data about securities transactions; credit data, or any other identification data; (ii) any information that reflects use of or interactions with a Schwab Service (as defined below), including its Web sites, including but not limited to, information concerning computer search paths, any profiles created or general usage data; (iii) any data otherwise submitted in the process of registering for a Schwab Service, including its Web sites and any data submitted during the course of using a Schwab Service, including its Web sites; or (iv) any data or information relating to an employee’s compensation,

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benefits, employment history, performance, and other personally identifiable employee information. “Schwab Service” means any service, including without limitation, any brokerage, banking, and other financial services, that Schwab makes available to its customers, prospects and/or users through Web sites, desktops, email, wireless devices, or from any other communications channel or other medium developed, owned, licensed, operated, hosted, or otherwise controlled by or on behalf of Schwab, its parent or their respective affiliates, subsidiaries or joint ventures. This Agreement shall not be construed as granting any ownership rights in Company to Customer and Employee Information.

11. No Disclosure of Customer and Employee Information. Without limiting any other warranty or obligation of Company under this Agreement, during the term of this Agreement and thereafter in perpetuity, Company will not gather, store, or use any Customer and Employee Information of Schwab in any manner, and will not disclose, distribute, sell, share, rent or otherwise transfer any Customer and Employee Information of Schwab to any third party, except as expressly provided in this Agreement or as Company may be expressly directed in advance in writing by Schwab. Company represents, covenants, and warrants that Company will use Customer and Employee Information of Schwab only in compliance with: (i) this Agreement; (ii) Company’s privacy policies; and (iii) all applicable laws, policies and regulations (including but not limited to applicable laws, policies and regulations related to spamming, privacy, and consumer protection). Company hereby agrees to indemnify and hold harmless Schwab and its directors, officers, agents, employees, members, subsidiaries and successors in interest from and against any and all damages, losses, liabilities, settlements and expenses (including without limitation costs and attorneys’ fees) in connection with any claim or action that arises from a violation of this Agreement. Company will not retain any Customer and Employee Information of Schwab for any period longer than necessary for Company to fulfill its obligations under this Agreement. As soon as Company no longer needs to retain such Customer and Employee Information of Schwab in order to perform its duties under this Agreement, Company will promptly return or (if so instructed by Schwab in writing) destroy all originals and copies of such Customer and Employee Information of Schwab.

12. No Publicity. Neither party will announce or disclose the existence of this Agreement, or its contents, any discussions relating thereto, or the discussions of the business relationship being considered, to any third party without the prior written consent of the other party or except as may be required by law, in which case the patty required to make such a disclosure will give the other party the maximum feasible prior notice of such disclosure.

13. No Warranty. NO WARRANTIES ARE MADE BY EITHER PARTY UNDER THIS AGREEMENT. ANY INFORMATION DISCLOSED UNDER THIS AGREEMENT IS PROVIDED “AS IS,” AND WITHOUT ANY WARRANTY, WHETHER EXPRESS OR IMPLIED, REGARDING ITS ACCURACY, COMPLETENESS OR PERFORMANCE.

14. Securities Law Compliance. Company acknowledges that Schwab is a public company and that those with access to information provided under this Agreement may be deemed “insiders” under United States federal and state securities laws.

15. Miscellaneous. This Agreement shall be governed by the laws of the State of California applicable to agreements between residents of California made and to be performed entirely within the State of California. This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and assigns. Any modifications to this Agreement must be in writing and signed by both parties. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same Agreement.

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IN WITNESS WHEREOF, the duly authorized representatives of the parties hereto have executed this Agreement.

CHARLES SCHWAB INVESTMENT		COMPANY:
MANAGEMENT, INC.:

By:	/s/ Omar Aguilar	By:	/s/ Hugh Hanley

Name:	Omar Aguilar	Name:	Hugh Hanley

Title:	Senior Vice President, CIO-Equities	Title:	Managing Director, COO-US Equities

Phone:	415-667-7718	Phone:	609-282-8411

Address:	211 Main St, San Francisco, CA 94105	Address:	1 University Square Dr. Princeton, NJ 08540-6455

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